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                                                                   Exhibit 7(o)

                        Automatic Coinsurance Agreement

                                    Between

                Prudential Annuities Life Assurance Corporation
                        of Shelton, Connecticut U.S.A.
               (Reinsured referred to as you, your or Reinsured)

                                      and

                            Pruco Reinsurance Ltd.
                           of Hamilton HM11, Bermuda
                        (referred to as the Reinsurer)

Execution Copy

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                               TABLE OF CONTENTS

ARTICLE I..................................................................  3
   Automatic Reinsurance...................................................  3
ARTICLE II.................................................................  3
   Liability...............................................................  3
ARTICLE III................................................................  4
   Plan and Amount of Insurance............................................  4
ARTICLE IV.................................................................  4
   Reinsurance Premiums....................................................  4
ARTICLE V..................................................................  4
   Payments by Reinsurer...................................................  4
ARTICLE VI.................................................................  4
   Reporting and Cash Settlement...........................................  4
ARTICLE VII................................................................  5
   Deposits on the Reserves................................................  5
ARTICLE VIII...............................................................  6
   Credit for Reinsurance..................................................  6
ARTICLE IX................................................................. 11
   General Provisions...................................................... 11
ARTICLE X.................................................................. 15
   DAC Tax Agreement....................................................... 15
ARTICLE XI................................................................. 16
   Recapture............................................................... 16
ARTICLE XII................................................................ 16
   Arbitration............................................................. 16
ARTICLE XIII............................................................... 17
   Duration of Agreement................................................... 17
ARTICLE XIV................................................................ 17
   Entire Agreement........................................................ 17
ARTICLE XV................................................................. 18
   Execution............................................................... 18
SCHEDULE A................................................................. 19
   Business Reinsured...................................................... 19
SCHEDULE B................................................................. 20
   Monthly Settlement Report............................................... 20
SCHEDULE C................................................................. 21
   Monthly Business Management Report...................................... 21
SCHEDULE D................................................................. 22
   Annual Report........................................................... 22

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The Reinsured and the Reinsurer mutually agree to reinsure on the terms and conditions set out below.

                                   ARTICLE I

                             Automatic Reinsurance

1. Insurance. The Reinsured will cede and the Reinsurer will accept as reinsurance the underlying benefit provided by the Highest Daily Lifetime 7 Plus Benefit (HD7+) riders written by the Reinsured as shown in Schedule A.

2. Coverages. The underlying HD7+ riders may be attached to any deferred annuity contract written by the Reinsured. Reinsurance under this Agreement will be provided for the HD7+ riders while such riders are in effect on the associated annuity contracts.

                                  ARTICLE II

                                   Liability

1. Liability. The liability of the Reinsurer on any reinsurance under this Agreement begins upon the effective date of this Agreement as set forth in
    Article XV, Execution, and ends after all underlying contracts associated with the reinsured HD7+ riders have terminated or the business reinsured is otherwise recaptured or terminated. The liability of the Reinsurer to the Reinsured under this Agreement will be the remaining HD7+ obligation to any covered contract holder after the associated contract's account value has been reduced to zero, subject to the limits defined in Schedule A(2).

2. After the initial premium, the liability of the Reinsurer will be settled and paid to the Reinsured monthly on the basis of the monthly reports prepared by the Reinsured in the form of Schedule B. Payment of any amount due to be paid by the Reinsurer or the Reinsured will be determined on a net basis and will be paid within 5 business days after receipt of the monthly report.

3. This is a contract solely between the Reinsured and the Reinsurer. The obligations under this contract of the Reinsurer are solely to the Reinsured and those of the Reinsured solely to the Reinsurer.

                                 Page 3 of 22

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                                  ARTICLE III

                         Plan and Amount of Insurance

1. Plan. Reinsurance under this Agreement will be on the coinsurance basis in accordance with the underlying HD7+ riders issued by the Reinsured and listed on Schedule A while such riders are in effect on the associated insurance contracts.

2. Reduction and Terminations. If any HD7+ rider is terminated or any of the underlying contracts associated with the HD7+ riders reinsured under this Agreement are terminated by payment of a death benefit, surrender or annuitization, the reinsurance with respect to that contract will be terminated subject to any party's right to payment under this Agreement with respect to such terminated rider.

                                  ARTICLE IV

                             Reinsurance Premiums

1. The intial premium, equal to the statutory reserves that are held by the Reinsured as of June 30, 2009 with respect to the HD7+ riders reinsured under this Agreement, will be paid within ten (10) business days of the latest execution date of this Agreement.

2. After the effective date of this Agreement, the Monthly Premium due the Reinsurer by the Reinsured with respect to each insurance contract reinsured is specified in Schedule B or any amendments thereto.

                                   ARTICLE V

                             Payments by Reinsurer

1. Benefits. The Reinsurer will pay the Reinsured the remaining obligation under the HD7+ rider after the permitted withdrawals have reduced the associated contract's account value to zero, subject to the limits defined in Schedule A(2).

2. Expense Allowance. As more fully described on Schedule B, the Reinsurer will pay the Reinsured a monthly expense allowance.

                                  ARTICLE VI

                         Reporting and Cash Settlement

                                 Page 4 of 22

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1.  The Reinsured will provide the Reinsurer with information necessary to properly account for the business reinsured.

2. Not later than ten (10) business days after the end of each month, the Reinsured will submit to the Reinsurer a report substantially in accordance with Schedule B. The Reinsured agrees to provide or make available to the Reinsurer such documentation as may be necessary to support the items reported.

3. Not later than ten (10) business days after the end of each month, the Reinsured will submit to the Reinsurer a report substantially in accordance with Schedule C.

4. Not later than ten (10) business days after the end of each calendar year, the Reinsured will submit to the Reinsurer a report substantially in accordance with Schedule D.

5. The Reinsurer and the Reinsured shall consider any balance due and unpaid, whether on account of premiums, allowances, losses or claims expenses, to be mutual debits or credits under this Agreement and will offset, if permitted under the applicable law. Only the balance will be considered in determining the liability of the Reinsurer.

6. Cash settlement of balances due between Reinsured and Reinsurer will be made within five (5) business days of receipt of Schedule B each month.

7. The Reinsurer may contest any calculation contained in a report from the Reinsured by providing an alternative calculation to the Reinsured in writing within 30 days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsured may consider the reports final.

    If the Reinsurer contests the Reinsured's calculation, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer do not reach agreement on the calculation within such 30-day period, then the calculation shall be determined by an independent accounting firm or other independent third party acceptable to both the Reinsured and the Reinsurer within 20 days after the expiration of such 30-day period.

8. Cash settlement of the initial premium due the Reinsurer by the Reinsured described in Article IV(1) of this Agreement will be made within ten
    (10) business days of the latest execution date of this Agreement.

                                  ARTICLE VII

                           Deposits on the Reserves

The Reinsurer will hold reserves that are at least as great as those required by Bermuda laws and regulations.

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                                 ARTICLE VIII

                            Credit for Reinsurance










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                                  ARTICLE IX

                              General Provisions

1. Reinsurance Conditions. The reinsurance is subject to the same limitations and conditions as the HD7+ riders written by the Reinsured on which the reinsurance is based.

2. Expenses. In no event will the Reinsurer have any liability for any extra-contractual damages which are rendered against the Reinsured as a result of administrative errors, acts, omissions or course of conduct committed by the Reinsured in connection with the annuity contracts associated with the HD7+ riders reinsured under this Agreement. In no event will the Reinsured have any liability for extra-contractual damages against the Reinsurer as a result of acts, omissions, or course of conduct committed by the Reinsurer in connection with the reinsurance of the HD7+ riders under this Agreement.

3. Oversights. If failure to pay any premium due or to perform any other act required by this Agreement is unintentional and is caused by misunderstanding or oversight, the Reinsured and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.

4. Inspection. At any reasonable time, the Reinsurer and the Reinsured may inspect the original papers and any other books or documents at the Home Office of the other relating to or affecting reinsurance under this Agreement.

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    It is mutually agreed by the Reinsured and the Reinsurer that any information that is made available for inspection under this section of the Agreement will be kept confidential and under no circumstances may this information be disclosed to, or made available for inspection by, any third party without the prior written consent of the other contracting party.

5. Assignment or transfer. In no event will either the Reinsured or the Reinsurer assign any of its rights, duties and or obligations under this Agreement without the prior written approval of the other party. Such approval will not unreasonably be withheld.

    In no event will either the Reinsured or the Reinsurer transfer either the HD7+ riders reinsured under this Agreement or the reinsurance without the prior written approval of the other party. Such approval will not unreasonably be withheld.

    No assignment or transfer shall be effective unless such assignment or transfer is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date,
    (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

6. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be construed in accordance with the applicable federal law and the laws of the State of Connecticut.

7. Premium Taxes. The Reinsurer will reimburse the Reinsured for any applicable premium taxes incurred that are directly attributable to the reinsured HD7+ benefit riders.

8. Insolvency. In the event of the declared insolvency of the Reinsured, and the appointment of a domiciliary liquidator, receiver, conservator or statutory successor for the Reinsured, this reinsurance will be payable immediately upon demand, with reasonable provision for verification, directly to the Reinsured or its domiciliary liquidator, receiver, or conservator or statutory successor, on the basis of the liability of the Reinsured without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim.

    Every liquidator, receiver, conservator or statutory successor of the Reinsured or guaranty fund or association will give written notice to the Reinsurer of the pendency of a claim involving the Reinsured indicating which of the underlying insurance contracts would involve possible liability on the part of the Reinsurer to the Reinsured or its domiciliary liquidator, receiver, conservator or statutory successor, within a reasonable amount of time after the claim is filed in the conservation, liquidation, receivership or other proceeding. Failure to give such notice shall not excuse the obligation of the Reinsurer unless it is substantially prejudiced thereby.

    During the pendency of any claim, the Reinsurer may investigate the same and interpose, at its own expense, in the proceeding where that claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured, to its contract owner, or to any liquidator, receiver or statutory successor of the Reinsured or guaranty fund or association. The expenses thus incurred by the Reinsurer will be chargeable, subject to approval of the applicable court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured as a result of the defense undertaken by the Reinsurer.

    This reinsurance will be payable directly to the Reinsured or to its domiciliary liquidator, receiver, conservator or statutory successor, except as expressly required otherwise by applicable insurance law.

9. Insolvency of the Reinsurer. In the event of the insolvency, bankruptcy, receivership, rehabilitation or dissolution of the Reinsurer, the Reinsured may retain all or any portion of any amount then due or which may become due to the Reinsurer under this Agreement and use such amounts for the purposes of paying any and all liabilities of the Reinsurer incurred under this Agreement. When all such liability hereunder has been discharged, the Reinsured will pay the Reinsurer, its successor or statutory receiver, the balance of such amounts withheld as may remain.

10. Confidentiality. The Reinsurer agrees to regard and preserve as confidential all information and material which is related to the Reinsured's business and/or customers that may be obtained by the Reinsurer from any source as a result of this Agreement. The Reinsurer will not, without first obtaining the Reinsured's prior written consent disclose to any person, firm or enterprise, or use for its own benefit or for the benefit of any third party any information designated by the Reinsurer as Confidential Information or Customer Information except as necessary for retrocession purposes, external auditors, as required by court order, or as required by law or regulation. "Confidential Information" includes, but is not limited to any and all financial data, statistics, programs, research, developments, information relating to the Reinsured's insurance and financial products, planned or existing computer systems architecture and software, data, and information of the Reinsured as well as third party confidential information to which the Reinsured has access. "Customer Information" includes all information provided by or at the direction of the Reinsured about a customer of the Reinsured or any affiliates of the Reinsured, including but not limited to name, address, telephone number, email address, account or policy information, and any list or grouping of customers.

    Notwithstanding the foregoing, this provision shall not apply with respect to disclosing of Confidential Information which is or becomes publicly known through no wrongful act of the Reinsurer; or is received from a third party without similar restriction and without breach of this Amendment; or is independently developed by the Reinsurer; or is approved for release by written authorization of the Reinsured; or is placed in or becomes party of the public domain pursuant to or by reason of operation of law. The foregoing exceptions do not apply to the disclosure of Customer Information, which may not be disclosed without the Reinsured's prior written consent.

    These provisions regarding Confidential Information shall survive the termination of the parties' obligations under this Agreement for a period of two years, and the provisions

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

    regarding Customer Information shall survive the termination of the parties' obligations under this Agreement indefinitely.

    The Reinsurer certifies that it has implemented and will maintain an effective information security program to protect the Reinsured's Customer Information, which program includes administrative, technical, and physical safeguards:

         (a) to ensure the security and confidentiality of Customer Information;

         (b) to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and

         (c) to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to the Reinsured or its affiliates, or to customers of any of them.

    In the event that the Reinsurer is in material breach of any provisions of these provisions, it shall immediately advise the Reinsured and take steps to remedy such breach, including but not limited to protecting customers, the Reinsured, and the Reinsured's affiliates against the consequences of any disclosure or use of Customer Information in violation of these provisions.

11. Notices. Notices regarding this Agreement shall be in writing and deemed delivered if personally delivered, sent via facsimile or other agreed upon electronic means, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

             Chief Actuary - Annuities
             Prudential Annuities Life Assurance Corporation
             One Corporate Drive
             Shelton, CT 06484

             Copy to:  Prudential Annuities - Actuarial
                       Fax No: 973-367-8746

             Pruco Reinsurance Ltd.
             c/o Marsh Management Services (Bermuda) Ltd.
             Victoria Hall
             11 Victoria Street
             Hamilton HM11, Bermuda

             Copy to:  Pruco Reinsurance Ltd - Beverly Barney
                       Fax No: 973-799-0006

    Notice shall be deemed given on the date it is deposited in the mail or sent via facsimile or other electronic means in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

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                                   ARTICLE X

                               DAC Tax Agreement

1. The Reinsured and the Reinsurer, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) as promulgated under the Internal Revenue Code, as found in Title 26 of the United States Code, hereinafter referred to as the Regulations and the IRC. Both parties agree to make the election contemplated by this Section by timely attaching to their U.S. tax returns the schedule contemplated by Section 1.848-2(g)(8)(ii) of the Regulations. Furthermore, the parties agree to the following:

    a. For each taxable year under this Agreement, the party with the net positive consideration, as defined in the Regulations, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848
       (c) (1);

    b. The Reinsured and the Reinsurer agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the U.S. Internal Revenue Service;

    c. The Reinsured will submit to the Reinsurer by May 1 of each year its calculation of the net consideration for the preceding calendar year.

    d. The Reinsurer may contest such calculation by providing an alternative calculation to the Reinsured in writing within 30 days of the Reinsurer's receipt of the Reinsured's calculation. If the Reinsurer does not so notify the Reinsured, the Reinsurer will report the net consideration as determined by the Reinsured in the Reinsurer's tax return for the previous calendar year;

    e. If the Reinsurer contests the Reinsured's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternative calculation. If the Reinsured and the Reinsurer do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both the Reinsured and the Reinsurer within 20 days after the expiration of such 30-day period.

    f. The Reinsured and the Reinsurer agree that this election shall first be effective for the 2009 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

    The Reinsured represents and warrants that it is subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the IRC of

                                 Page 15 of 22

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    1986, as amended. The Reinsurer represents and warrants that it has duly elected to be subject to U.S. taxation under Section 953(d) of the IRC of 1986, as amended.

                                  ARTICLE XI

                                   Recapture

The business reinsured under this Agreement will not be eligible for recapture, except through mutual agreement of both parties.

                                  ARTICLE XII

                                  Arbitration

1. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration.

2. There must be three arbitrators who will be active, prior or retired officers of life insurance companies other than the contracting companies or their subsidiaries or affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third.

    In the event either contracting company fails to choose an arbitrator within thirty (30) days after the other contracting company has given written notice of its arbitrator appointment, the contracting company which has given written notice may choose two arbitrators who will in turn choose a third arbitrator before entering arbitration. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty
    (30) days following their appointment, each arbitrator will nominate three candidates within ten (10) days thereafter, and the final selection will be made by a court of competent jurisdiction from among the submitted names (three each) or any other persons the court finds to be a qualified and impartial arbitrator.

3. With regard to (2) above, arbitration must be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association that will be in effect on the date of delivery of demand for arbitration.

4. Each contracting company will pay its arbitrator and its arbitration expenses and the two companies will share equally the third arbitrator's expenses.

5. The award agreed to by the arbitrators will be final and binding upon the parties, and judgment may be entered upon it in any court having jurisdiction.

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                                 ARTICLE XIII

                             Duration of Agreement

1. This Agreement may be terminated with respect to new HD7+ riders at any time by either party giving ninety (90) days' written notice of termination. The day the notice is deposited in the mail addressed to the Home Office or to an Officer of either company will be the first day of the ninety (90) day period. No termination shall be effective unless such termination is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date,
    (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

2. During the ninety (90) day period, this Agreement will continue to remain in force.

3. After termination, the Reinsurer and the Reinsured will remain liable for all reinsurance that became effective prior to the termination of the Agreement.

                                  ARTICLE XIV

                               Entire Agreement

This Agreement including any Schedules and Amendments will constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

No change or modification to the Agreement shall be effective unless such change or modification is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date,
(ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

                                 Page 17 of 22

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                                  ARTICLE XV

                                   Execution

In witness of the above, this Agreement is signed in duplicate on the execution date(s) and at the places indicated and will be effective as of the 30th day of June 2009.

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
At Shelton, Connecticut

Executed On:
              -----------------------------

Signature:
            -------------------------------

By:
            -------------------------------

Title:
            -------------------------------

PRUCO REINSURANCE LTD.
At Hamilton, Bermuda

Executed On:
              ------------------------

Signature:
            --------------------------

By:
            --------------------------

Title:
            --------------------------

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                                  SCHEDULE A

                              Business Reinsured

1.  Form Name and Type    First Available Issue Date    Form Number
    -------------------   ---------------------------   ---------------------
    HD7+ Riders*          February 23, 2009             RID-HD7 (2/09)
                                                        SCH-HD7 (2/09)
    --------
    *Excludes any HD7+ Riders with Beneficiary Income Option or Lifetime Income Accelerator Benefits.

2. Claims arising under the HD7+ rider are equal to the remaining HD7+ rider benefits under the contract after permitted withdrawals have reduced the contract's account value to zero, paid as due to the extent that the HD7+ benefit is greater than the benefit under the base contract or other riders attached to the contract. Claims will not include any amounts that are paid by the Reinsured as a result of administrative errors.

3.  A prototype of the HD7+ Rider Form is attached.

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                                  SCHEDULE B

                           Monthly Settlement Report











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                                  SCHEDULE C

                      Monthly Business Management Report

A.  Informational Reports

    1. Reserve Report showing the statutory reserves, Account Values and Surrender Value.

    2. Production report with premiums (split by initial and additional premiums) and contract counts, including the number of insurance contracts in force at the beginning and at the end of the month.

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                                  SCHEDULE D

                                 Annual Report

The annual report will provide the following information:

   "Exhibit of Number of Policies, Contracts and Certificates for Annuities": from the NAIC-prescribed annual statement

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